Exhibit 99.1

Investor Inquiries:
Robert Gudbranson
(440) 329-6111

INVACARE CORPORATION REPORTS EARNINGS WITHIN GUIDANCE AND STRONG FREE CASH FLOW

ELYRIA, Ohio – (January 29, 2009) – Invacare Corporation (NYSE: IVC) today announced its financial results for the fourth quarter and twelve months ended December 31, 2008.

HIGHLIGHTS FOR QUARTER AND YEAR

·	Organic sales increase of 5.7% in the quarter and 7.1% for the year
·	Adjusted earnings per share(a) for the quarter of $0.60 versus $0.59 last year and for the year of $1.35 versus $1.12 last year
·	Earnings per share on a GAAP basis for the quarter of $0.55 versus $0.22 last year and for the year of $1.21 versus $0.04 last year
·	Free cash flow(d) of $56 million generated in the quarter and $60 million for the year
·	Adjusted EBITDA(e) of $44 million for the quarter and $146 million for the year
·	Reduction in debt outstanding of $29 million for the quarter and $59 million for the year

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the fourth quarter were $0.55 ($17.5 million net earnings) as compared to earnings per share for the same period last year of $0.22 ($7.0 million net earnings).  Adjusted earnings per share(a) were $0.60 for the fourth quarter of 2008 as compared to adjusted earnings per share(a) for the same period last year of $0.59.  Adjusted net earnings(b) for the quarter were $19.1 million versus $19.0 million for the fourth quarter last year.  Both adjusted earnings per share(a) and adjusted net earnings(b) for the fourth quarter 2007 exclude a one-time net tax benefit primarily attributable to new tax laws adopted in Germany last year.  Adjusted earnings before income taxes(c) for the fourth quarter were $21.7 million as compared to $20.4 million for the fourth quarter last year.  The improvement in adjusted earnings before income taxes(c) resulted primarily from organic sales growth (both volume and selective price increases), cost reduction activities and reduced net interest expense, which were partially offset by increases in commodity costs and unfavorable foreign currency translation.

Net sales for the fourth quarter increased 0.9% to $430.4 million versus $426.8 million last year.  Foreign currency translation decreased net sales by five percentage points and acquisitions increased net sales by less than a percentage point.  Organic net sales for the quarter grew 5.7% over the same period last year driven by improved performance in virtually all segments, particularly for North America/Home Medical Equipment (NA/HME) and Institutional Products Group (IPG).  Reflecting the improved stability and sequential improvement of this business segment, the NA/HME organic net sales increase of 8.7% for the quarter represents the fifth consecutive quarter over quarter increase.  IPG’s organic net sales increase of 14.3% for the quarter was driven primarily by new product introductions.

Gross margin as a percentage of net sales for the fourth quarter was lower by 0.6 percentage points compared to last year’s fourth quarter.  Last year’s fourth quarter gross margin was favorably impacted by 0.8 percentage points from insurance and asset recoveries as disclosed in 2007.  Excluding this benefit, gross margin as a percentage of net sales for the fourth quarter 2008 was favorable to the fourth quarter of 2007 by 0.2 percentage points.  The margin improvement was the result of increased volumes, price increases and cost reduction activities which were largely offset by increased commodity costs as well as unfavorable product mix and reimbursement pressures in Europe.  As compared to the third quarter of 2008, gross margin as a percentage of net sales for the fourth quarter was lower by 0.4 percentage points primarily in the European and NA/HME segments due to unfavorable product mix, increased commodity costs, unfavorable foreign currency impact and reimbursement pressures.

Selling, general and administrative (SG&A) expense decreased 3.1% to $89.9 million in the fourth quarter compared to $92.7 million in the fourth quarter last year.  Foreign currency translation decreased SG&A expense by four percentage points, while acquisitions increased SG&A expense by one percentage point.  Excluding foreign currency translation and acquisitions, SG&A expense decreased 0.2% when compared to the fourth quarter of last year.  Last year’s SG&A included a one-time benefit of $4.0 million resulting from debt cancellation related to a development stage investment as disclosed in 2007.  Excluding foreign currency translation, acquisitions and this one-time benefit, SG&A expense for the quarter decreased by 4.4% primarily due to reduced expenses in distribution, bonus, and legal and professional expenses.

Earnings per share on a GAAP basis for the year ended December 31, 2008 were $1.21 ($38.6 million net earnings) as compared to earnings per share for the same period last year of $0.04 ($1.2 million net earnings).  Adjusted earnings per share(a) were $1.35 for the year ended December 31, 2008 as compared to adjusted earnings per share(a) for the same period last year of $1.12.  Adjusted net earnings(b) for the year ended December 31, 2008  were $43.1 million versus $35.7 million last year.  Both adjusted earnings per share(a) and adjusted net earnings(b) for the year ended December 31, 2007 exclude a one-time net tax benefit primarily attributable to new tax laws adopted in Germany last year.  Adjusted earnings before income taxes(c) for the year ended December 31, 2008 were $56.3 million as compared to $39.3 million last year.  The significant improvement in adjusted earnings before income taxes(c) was primarily the result of organic sales growth (from both volume and selective price increases), cost reduction activities and reduced net interest expense, which were partially offset by increased freight and commodity costs.

Net sales for the year ended December 31, 2008 increased 9.6% to $1.76 billion versus $1.60 billion for the same period last year.  Foreign currency translation increased net sales by two percentage points and acquisitions increased net sales by less than a percentage point.  Organic net sales for the year ended December 31, 2008 grew 7.1% over the same period last year driven primarily by performance in NA/HME and Europe.  For the year ended December 31, 2008, NA/HME organic net sales grew 9.5% while European organic net sales grew by 4.9%.

A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, “The Company delivered strong organic sales growth and robust earnings for the quarter and the year.  Adjusted earnings per share(a) at $1.35 was within the range of Invacare’s original guidance for 2008, despite increased commodity costs during the year and weakening foreign currencies by year end.  Equally important, fourth quarter free cash flow(d) strengthened to $56 million as a result of improved earnings and effective working capital management for the quarter, enabling the Company to exceed its projections on free cash flow(d) for the year.”

NORTH AMERICA/HOME MEDICAL EQUIPMENT (NA/HME)

For the quarter ended December 31, 2008, NA/HME net sales increased 8.2% to $187.3 million compared to $173.1 million in the same period last year, driven by sales increases in each of the product lines.  Foreign currency translation related to the Canadian dollar decreased net sales by two percentage points while acquisitions increased net sales by slightly more than one percentage point.  Respiratory product line net sales increased 15.2% driven by volume increases in oxygen concentrators and HomeFill® oxygen delivery systems, with strong purchases by national providers.  Standard product line net sales for the fourth quarter increased 15.0% compared to the fourth quarter of last year, driven by increased volumes in manual wheelchairs, patient aids and beds.  Rehab product line net sales increased by 2.0% compared to the fourth quarter last year, despite volume declines in the consumer power product line caused by the Company’s previous decision to terminate sales to a large national account.  Excluding consumer power products, Rehab product line net sales increased 6.2% compared to the fourth quarter last year, driven by volume increases in custom power and custom manual wheelchairs.

For the fourth quarter, NA/HME earnings before income taxes were $9.6 million, excluding restructuring charges of $0.1 million pre-tax, as compared to earnings before income taxes of $8.9 million last year, excluding restructuring charges of $0.2 million pre-tax.  The increase in earnings before income taxes was primarily the result of increased volumes, selective price increases and cost reduction initiatives, partially offset by commodity cost increases.

For the year, NA/HME net sales increased 10.8% to $741.5 million compared to $669.4 million in the same period last year.  For the year, foreign currency had an immaterial impact on net sales while acquisitions increased net sales by one percentage point.  NA/HME earnings before income taxes were $28.5 million, excluding restructuring charges of $0.2 million pre-tax, as compared to earnings before income taxes of $15.7 million last year, excluding restructuring charges of $3.9 million pre-tax.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the fourth quarter decreased 0.2% to $68.4 million compared to $68.6 million for the same period last year.  While both home delivery program sales and private label brand product sales increased, these increases were more than offset by decreased purchases by larger providers (some of whom exited these product lines), as compared to the same quarter last year.  Earnings before income taxes for the fourth quarter increased to $1.7 million as compared to $0.8 million last year, primarily as a result of freight recovery programs, cost reductions and reduced discounts associated with lower sales to larger providers.

For the year, ISG net sales increased 3.4% to $265.8 million compared to $257.0 million for the same period last year.  Earnings before income taxes increased to $3.8 million, excluding restructuring charges of $1.6 million pre-tax, as compared to $3.3 million last year, excluding restructuring charges of $0.1 million pre-tax.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the fourth quarter increased by 8.9% to $24.9 million compared to $22.8 million last year.  Foreign currency translation decreased net sales by five percentage points.  The net sales increase was driven primarily by new products introduced late in 2007 including beds, therapeutic support surfaces and clinical recliners along with strong sales in durable medical equipment and bathing products.  Earnings before income taxes for the fourth quarter increased to $3.7 million as compared to a loss of $0.2 million last year, primarily as a result of volume increases, freight recovery programs and the favorable foreign currency exchange rate movement of the Canadian dollar.  These improvements were partially offset by commodity cost increases.

For the year, IPG net sales increased 13.3% to $99.7 million compared to $88.0 million for the same period last year.  Foreign currency translation did not materially impact net sales for the year.  Earnings before income taxes increased to $6.8 million, excluding restructuring charges of $0.1 million pre-tax, as compared to a loss of $0.1 million last year, excluding restructuring charges of $0.2 million pre-tax.

EUROPE

In the fourth quarter, European net sales decreased 6.3% to $130.4 million versus $139.2 million last year.  Foreign currency translation decreased net sales by nine percentage points.  Net sales performance continued to be strong in most countries, especially in the United Kingdom, as a result of new product introductions including the HomeFill® oxygen delivery system.  However, business performance in Germany, and to a lesser extent France, continued to be negatively impacted by reimbursement and pricing pressures in the market place.

For the fourth quarter, European earnings before income taxes were $10.8 million, excluding restructuring charges of $1.2 million pre-tax, as compared to $14.2 million last year, excluding restructuring charges of $1.4 million pre-tax.  This decrease in earnings is attributable to unfavorable product mix toward lower margin product and unfavorable foreign currency impact from the weakness of the British pound as compared to the Euro and the Euro as compared to the U.S. dollar. These earnings impacts were partially offset by volume increases and cost reduction initiatives.

For the year, European net sales increased 11.2% to $553.8 million versus $498.1 million last year.  Foreign currency translation increased net sales by six percentage points.  Earnings before income taxes were $40.0 million, excluding restructuring charges of $2.2 million pre-tax, as compared to $40.7 million last year, excluding restructuring charges of $4.5 million pre-tax.

ASIA/PACIFIC

For the fourth quarter, Asia/Pacific net sales decreased 15.8% to $19.4 million versus $23.0 million last year.  Foreign currency decreased net sales by 27 percentage points.  The organic net sales improvement was the result of volume increases in the Company’s distribution business in New Zealand and at the Company’s subsidiary which manufactures microprocessor controllers.   For the quarter, loss before income taxes was $0.6 million, excluding restructuring charges of $0.1 million pre-tax, as compared to a loss of $1.7 million last year, excluding restructuring charges of $1.3 million pre-tax.  The earnings improvement is attributable to volume increases and continued cost reduction initiatives, partially offset by an increase in SG&A for labor costs.

For the year, Asia/Pacific net sales increased 5.6% to $94.9 million versus $89.8 million last year.  Foreign currency decreased net sales by one percentage point.  Earnings before income taxes were $0.3 million, excluding restructuring charges of $0.6 million pre-tax, as compared to a loss of $3.9 million last year, excluding restructuring charges of $2.8 million pre-tax.

FINANCIAL CONDITION

Total debt outstanding decreased to $478.8 million at the end of 2008 as compared to $508.2 million at the end of the third quarter of 2008 and $537.9 million at the end of 2007.  The Company’s debt to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)(e) improved considerably to 3.3 as of the end of 2008 as compared to 4.1 at the end of 2007.  At year end, the Company had full availability under its $150 million revolver, as it was undrawn on December 31, 2008.

The Company reported $56.5 million of free cash flow(d) in the fourth quarter of 2008 as compared to $44.4 million for the fourth quarter of 2007.  The increase is primarily attributable to higher earnings and improved working capital management, primarily in accounts receivable and inventory.  As a result of improved working capital management, days sales outstanding were down two days to 58 days versus the end of 2007.  Inventory turns at 5.1 improved compared to 4.9 as of year end 2007.

OUTLOOK

The Company has taken or will take a number of actions to deliver improved earnings in 2009.  Cost reductions, including global rationalization of the Company’s product lines, remain a priority for the Company throughout 2009, in order to offset the impacts from reimbursement and pricing pressures, the global economic crisis and the potential volatility in the value of the U.S. dollar.  The Company will also look to increase prices in regions where sourcing has led to increased costs due to U.S. dollar strength.  For regions that already increased prices during 2008, we expect to receive additional benefit from those changes during the first part of the year.  Finally, with declining commodity costs, the Company expects to have a more favorable purchasing environment in 2009 than was the case in 2008.

The Company has two key challenges at the start of 2009.  First, as previously communicated, the Centers for Medicare and Medicaid Services (CMS) announced U.S. reimbursement cuts of 9.5% for those product categories which had been included in phase one of the now delayed National Competitive Bidding (NCB) program.  These U.S. cuts were effective January 1, 2009.  In addition to the 9.5% reduction on oxygen reimbursement from Medicare mentioned above, the Deficit Reduction Act’s limit on 36 months of rental payments for home oxygen went into effect January 1, 2009.  CMS has clarified that payments do restart after 60 months of a patient’s usage of oxygen.  Invacare’s new respiratory products (for example, the low cost HomeFill® oxygen delivery system), however, can help offset the reimbursement cuts that the home care provider is receiving from Medicare.

Secondly, the global financial crisis has negatively impacted the Company’s earnings by strengthening the U.S. dollar, which lowers the translation of overseas profits.  Separately, the financial crisis could impact the Company’s supplier and customer base, although there does not appear to be a material change in either at this point.  The Company intends to remain judicious in its extension of credit to customers and to review supplier financial strength, particularly on key products and components.

With these factors in mind, the Company is providing the following guidance for 2009:

•	Organic growth in net sales of 5% to 7%, excluding the impact from acquisitions and foreign currency translation adjustments.

•
Effective tax rate on adjusted annual earnings of 25%.  Similar to 2008, the Company expects that its effective tax rate for each period in 2009 will fluctuate depending on the mix of earnings between countries with and without tax valuation allowances.

•	Adjusted earnings per share(a) of $1.38 to $1.48.
o
This guidance excludes the impact of the adoption of FASB Staff Position (FSP) APB 14-a, Accounting for Convertible Debt Instruments.  Effective January 1, 2009, this FSP imputes a higher interest rate to convertible debt instruments as if the debt had been issued without a convertible feature.  It is currently estimated that the adoption of this FSP will decrease 2009 net earnings by approximately $4.1 million or approximately $0.13 in earnings per share.  A comparable adjustment for 2008 would lower net earnings by approximately $3.7 million or approximately $0.12 in earnings per share.  Note that this higher imputed interest expense is a non-cash item and the Company believes that adjusted earnings per share excluding the impact of the FSP is more indicative of the Company’s earnings capability.   However, with the impact of the FSP, adjusted earnings per share would be forecast between $1.25 and $1.35 for 2009.

o	We estimate that if foreign exchange rates returned to 2008 average levels, the Company’s 2009 earnings per share could be higher by approximately $0.30 as a result of currency translation.

•
Free cash flow(d) between $35 million and $40 million, down from 2008 free cash flow of $60 million which included the receipt of $4 million in recoverable income taxes.  In addition, the Company believes the reduced accounts receivable and inventory levels at year end 2008 are not indicative of the levels to be expected going forward and will impact the Company’s free cash flow(d) in 2009.  In particular, the inventories on some product lines in the NA/HME segment were at very low levels at year end.

•
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)(e) between $140 million and $150 million.  For 2009, the Company believes that adjusted EBITDA is a more informative measure of the Company’s operating performance than earnings per share, in light of the treatment of convertible debt mentioned above.

Commenting on the Company’s anticipated performance, Mixon noted that, “Despite the pressures from both lower reimbursement and the stronger U.S. dollar, the Company plans on improving earnings with organic growth and market share gains.  The projected increase in earnings is substantial in light of the weaker overseas profits due to foreign currency translation effects.  With cost reductions, including the global rationalization of Invacare’s product lines, we envision 2009 as the next step in stronger earnings at Invacare.”

(a) Adjusted earnings per share (EPS) for the quarter and year is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($1.4 million and $4.8 million pre-tax for the quarter and year ended December 31, 2008, respectively, as compared to $3.0 million and $11.4 million pre-tax for the quarter and year ended December 31, 2007), debt finance charges, interest and fees associated with the Company’s early 2007 debt refinancing ($13.4 million pre-tax for the year ended December 31, 2007) and tax valuation allowances, divided by weighted average shares outstanding – assuming dilution.  For the quarter and year ended December 31, 2007, Adjusted earnings per share also excludes the one-time net tax benefit primarily attributable to new tax laws adopted in Germany which reduced the Company’s tax rates and the corresponding German net deferred tax credits ($0.9 million and $7.2 million after tax, respectively).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings for the quarter and year is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($1.4 million and $4.8 million pre-tax for the quarter and year ended December 31, 2008, respectively, as compared to $3.0 million and $11.4 million pre-tax for the quarter and year ended December 31, 2007), debt finance charges, interest and fees associated with the Company’s early 2007 debt refinancing ($13.4 million pre-tax for the year ended December 31, 2007), and tax valuation allowances.  For the quarter and year ended December 31, 2007, Adjusted earnings per share also excludes the one-time net tax benefit primarily attributable to new tax laws adopted in Germany which reduced the Company’s tax rates and the corresponding German net deferred tax credits ($0.9 million and $7.2 million after tax, respectively).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted earnings before income taxes is a non-GAAP financial measure which is defined as earnings (loss) before income taxes excluding the impact of restructuring charges ($1.4 million and $4.8 million pre-tax for the quarter and year ended December 31, 2008, respectively, as compared to $3.0 million and $11.4 million pre-tax for the quarter and year ended December 31, 2007), debt finance charges, interest and fees associated with the Company’s early 2007 debt refinancing ($13.4 million pre-tax for the year ended December 31, 2007).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(e) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing, bank fees, and stock option expense.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 6,100 associates and markets its products in 80 countries around the world.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “forecast”, “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; adverse changes in government and other third-party payor reimbursement levels and practices; consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; the uncertain impact on our providers, on our suppliers and on the demand for our products of the recent global economic downturn and general volatility in the credit and stock markets; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions of Ohio law or in our debt agreements, our shareholder rights plan or our charter documents that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate and tax rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008		2007		2008		2007
Net sales	$430,428		$426,762		$1,755,694		$1,602,237
Cost of products sold	309,848	*	304,911	*	1,266,802	*	1,155,933	*
Gross profit	120,580		121,851		488,892		446,304
Selling, general and administrative expense	89,858		92,693		398,254		366,846
Charge related to restructuring activities	1,296		1,784		2,949		9,591
Debt finance charges, interest and fees associated with debt refinancing	-		5		-		13,408
Interest expense – net	9,201		9,993		36,188		41,969
Earnings before income taxes	20,225		17,376		51,501		14,490
Income taxes	2,685		10,375		12,950		13,300
Net earnings	$17,540		$7,001		$38,551		$1,190

Net earnings per share – basic	$0.55		$0.22		$1.21		$0.04
Weighted average shares outstanding – basic	31,919		31,851		31,902		31,840

Net earnings per share – assuming dilution	$0.55		$0.22		$1.21		$0.04
Weighted average shares outstanding – assuming dilution	31,923		32,067		31,953		31,927

* Cost of products sold includes inventory markdowns resulting from restructuring of $148 and $1,817 for the three and twelve-month periods ending December 31, 2008, respectively; as compared to $1,197 and $1,817 for the three and twelve-month periods ending December 31, 2007, respectively.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net earnings	$17,540	$7,001	$38,551	$1,190
Interest expense	9,903	10,784	39,233	44,309
Income taxes	2,685	10,375	12,950	13,300
Depreciation and amortization	10,439	11,308	43,744	43,717
EBITDA	40,567	39,468	134,478	102,516
Restructuring charges	1,444	2,981	4,766	11,408
Debt finance charges, interest and fees associated with debt refinancing	-	5	-	13,408
Bank fees	790	585	3,108	2,785
Stock option expense	1,126	766	3,299	2,554
Adjusted EBITDA(1)	$43,927	$43,805	$145,651	$132,671

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing, bank fees, and stock option expense.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE(2)

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net earnings per share – assuming dilution	$0.55	$0.22	$1.21	$0.04
Weighted average shares outstanding- assuming dilution	31,923	32,067	31,953	31,927
Net earnings	$17,540	$7,001	$38,551	$1,190
Income taxes	2,685	10,375	12,950	13,300
Earnings before income taxes	20,225	17,376	51,501	14,490
Restructuring charges	1,444	2,981	4,766	11,408
Debt finance charges, interest and fees associated with debt refinancing	-	5	-	13,408
Adjusted earnings before income taxes	21,669	20,362	56,267	39,306
Income taxes	2,600	1,361	13,200	3,620
Adjusted net earnings	$19,069	$19,001	$43,067	$35,686
Weighted average shares outstanding- assuming dilution	31,923	32,067	31,953	31,927
Adjusted earnings per share – assuming dilution(2)	$0.60	$0.59	$1.35	$1.12

 (2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing and tax valuation reserves divided by weighted average shares outstanding – assuming dilution.  For the quarter and year ended December 31, 2007, Adjusted earnings per share also excludes the one-time net tax benefit primarily attributable to new tax laws adopted in Germany which reduced the Company’s tax rates and the corresponding German net deferred tax credits.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s operating performance.

Business Segments – The Company operates in five primary business segments:  North America/Home Medical Equipment (“NA/HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $23,324,000 and $103,635,000 for the three and twelve months ended December 31, 2008 and $24,897,000 and $89,301,000 for the three and twelve months ended December 31, 2007, respectively.  The information by segment is as follows:

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues from external customers
North America/HME	$187,340	$173,139	$741,502	$669,364
Invacare Supply Group	68,435	68,553	265,818	256,993
Institutional Products Group	24,868	22,834	99,662	87,967
Europe	130,387	139,201	553,845	498,109
Asia/Pacific	19,398	23,035	94,867	89,804
Consolidated	$430,428	$426,762	$1,755,694	$1,602,237

Earnings (loss) before income taxes
North America/HME	$9,455	$8,643	$28,267	$11,821
Invacare Supply Group	1,722	781	2,192	3,198
Institutional Products Group	3,702	(186)	6,725	(227)
Europe	9,590	12,803	37,757	36,170
Asia/Pacific	(713)	(2,960)	(361)	(6,750)
All Other	(3,531)	(1,705)	(23,079)	(29,722)
Consolidated	$20,225	$17,376	$51,501	$14,490

Restructuring charges before income taxes
North America/HME	$102	$244	$204	$3,865
Invacare Supply Group	-	22	1,598	67
Institutional Products Group	-	-	115	172
Europe	1,232	1,431	2,228	4,495
Asia/Pacific	110	1,284	621	2,809
Consolidated	$1,444	$2,981	$4,766	$11,408

Debt finance charges, interest and fees associated with debt refinancing
All Other	$-	$5	$-	$13,408

Earnings (loss) before income taxes excluding restructuring charges and debt finance charges, interest and fees associated with debt refinancing
North America/HME	$9,557	$8,887	$28,471	$15,686
Invacare Supply Group	1,722	803	3,790	3,265
Institutional Products Group	3,702	(186)	6,840	(55)
Europe	10,822	14,234	39,985	40,665
Asia/Pacific	(603)	(1,676)	260	(3,941)
All Other	(3,531)	(1,700)	(23,079)	(16,314)
Consolidated	$21,669	$20,362	$56,267	$39,306

 “All other” consists of unallocated corporate selling, general and administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.  In addition, the “All other” earnings (loss) before income taxes for 2007 includes debt finance charges, interest and fees associated with debt refinancing and earnings (loss) associated with a consolidated variable interest entity.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31, 2008 (unaudited)	December 31, 2007
Current Assets
Cash, cash equivalents and marketable securities	$47,588	$62,455
Trade receivables – net	266,483	264,143
Inventories – net	178,737	195,604
Deferred income taxes and other current assets	58,250	68,883
Total Current Assets	551,058	591,085

Other Assets	145,217	196,398
Plant and equipment – net	143,512	169,376
Goodwill	474,686	543,183
Total Assets	$1,314,473	$1,500,042

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$119,633	$150,170
Accrued expenses	143,612	145,958
Accrued income taxes	3,054	5,973
Short-term debt and current maturities of long-term debt	18,699	24,510
Total Current Liabilities	284,998	326,611

Long-Term Debt	460,121	513,342
Other Long-Term obligations	88,826	106,046

Shareholders’ Equity	480,528	554,043
Total Liabilities and Shareholders’ Equity	$1,314,473	$1,500,042

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net cash provided by operating activities	$60,780	$48,688	$76,414	$79,100
Plus:
Net cash impact related to restructuring activities	502	2,055	3,211	13,006
Less:
Purchases of property and equipment, net	(4,797)	(6,329)	(19,746)	(19,567)
Free Cash Flow	$56,485	$44,414	$59,879	$72,539

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).